Iveda Solutions™

The Leader in Network Cameras and Real-Time Remote Surveillance Services

OFFER LETTER

December 10, 2009

Bob Brilon
12828 N. 137th Street
Scottsdale, AZ 85259

Re: Employment Agreement

Dear Bob:

On behalf of IntelaSight, Inc. (the "Company"), I am pleased to confirm our verbal offer of employment to you for the position of Chief Financial Officer reporting to the Senior Vice President of Operations and Marketing. This letter sets out the terms of your employment with the Company, which will start on Friday, December 12, 2008.

As discussed, you will work as a part-time employee, committing at least 16 hours per week to IntelaSight at an initial base gross salary of $5,000.00 per month (which equals $60,000 per year) , less applicable tax and other withholdings, paid in accordance with the Company's normal payroll procedures. This position is subject to a full time position upon reaching certain Company milestones such as increased activity and profitability, provided the Company is satisfied with your performance.

As a part-time employee, you are eligible to receive 10% broker commission on funds you bring to the Company under the current PPM. You are also eligible to receive 1% of the total annual revenue you bring to the Company, as a broker fee, payable at the end of the year. Once you become a full-time CFO, broker fees will no longer apply.

The Company may make future salary adjustments, if any, in its sole and exclusive discretion. As a full-time employee, you will also be eligible to participate in various Company fringe benefit plans, including group health insurance, 401(k), vacation programs, commission or bonus plan participation, if applicable or once available. The Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

Subject to the board approval, you will be granted an option to purchase 100,000 shares of Company common stock under the Company's employee incentive stock option plan at an exercise price equal to the fair market value of that stock on your option grant date. Fifty percent of your option will vest immediately, 25% will vest after 6 months, and the remaining 6 months later. These options will be subject to the terms and conditions of the Company's stock option plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option. An additional option to purchase 100,000 shares of Company common stock will be granted to you upon full-time employment as described above.

If you accept our offer, your employment with the Company is "at will," which means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Similarly, the Company may terminate the employment relationship at any time, with or without cause or

advance notice. In addition, the Company reserves the right to modify your position or duties to meet business needs and to use discretion in deciding upon appropriate discipline. Any change to the at-will employment relationship must be by a specific written agreement signed by the Company's Board of Directors and you.

As a condition of your employment, you will be required to sign the Company's standard Employee Innovations and Proprietary Rights Assignment Agreement, and to provide the Company with documents establishing your identity and right to work in the United States. You must provide these documents to the Company within three days after your employment start date.

IF APPLICABLE: In the event of any dispute or claim solely related to or arising out the termination of your employment relationship with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), you agree that such disputes will be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in King County, Washington. You and the Company hereby waive your right to have claims or disputes related to the termination of your employment relationship with Company tried by a judge or jury. You acknowledge and agree that you have had an opportunity to consult with your attorney with respect to the waiver of such right. You and the Company acknowledge and agree that this arbitration clause shall not apply to any claims by Company or you arising out of or related to proprietary and intellectual property rights.

This letter, [and] the Employee Innovations and Proprietary Rights Assignment Agreement [and stock option agreement] referenced above, contain the entire agreement between the Company and you regarding the terms and conditions of your employment, and supersede all prior or contemporaneous agreements, understandings, negotiations or representations between the Company and you.

This offer will remain open until December 12, 2008. To indicate your acceptance of the Company's offer, please sign and date this letter on the spaces provided below and return it to me no later than, December 12, 2008. We look forward to having you join us in full capacity. If you have any questions, please feel free to call me at 480-307-8700.

Sincerely,

INTELASIGHT, INC.

By ___[signature]___
David H. Ly
President & CEO

I agree to and accept employment with the Company on the terms and conditions set forth in this agreement.

Date: 12/12, 2008 Signature: [signature]
Bob Brilon